EXHIBIT 99.1


NEWS RELEASE
------------

Date:     February 2, 2005
Contact:  Joe L. Powers
          Executive Vice President
          P.O. Box 141000
          Nashville, TN  37214-1000
Phone:    (615) 902-1300    Fax:  (615) 883-6353
Website:  www.thomasnelson.com



             THOMAS NELSON POSTS 38% INCOME GAIN FOR
                THIRD QUARTER OF FISCAL YEAR 2005

Nashville, TN.   February 2, 2005.  Thomas Nelson, Inc. (NYSE: TNM) today
announced its financial results for the third quarter and first nine months of fiscal 2005, the period ended December 31, 2004:

Net Revenues grew 13% in the quarter, reaching $63.4 million. This compares with $56.0 million in the comparable period of the prior fiscal year. Nine-month net revenues were $174.3 million vs. $161.7 million, a gain of 8%.

Nelson achieved a net income gain of 38% in the quarter, earning $5.5 million vs. last year's comparable $4.0 million. Nine-month net income of $13.8 million was an 18% increase from the $11.6 million of the year before.

Basic Income per Share grew to $0.37 in the recent quarter, compared to $0.27 a year ago, a 37% improvement. Diluted earnings, at $0.36 (vs. $0.26) per share showed a gain of 38%. For this year's first nine months, earnings per share were $0.94 basic and $0.91 diluted, an increase of 16% and 15% from the $0.81 basic and $0.79 diluted in the comparable prior year period.

Thomas Nelson's balance sheet continues to show strength with cash and cash equivalents of $21 million as of December 31, 2004 compared to $6.3 million in the prior period. In addition, total debt has been reduced to $2.3 million compared to $5.3 million in the same period last year. Shareholders' equity is $118.5 million compared to $98.5 million a year ago, a 20% gain.

"These recent results show that we are continuing to make progress in our campaign to grow the Company and enhance shareholder value," noted Sam Moore, Thomas Nelson's Chairman and Chief Executive Officer. "We posted increases relative to our comparable prior year showing. It's very gratifying to see that our strategy is driving our business forward and leading to growth in market share."

"I am pleased to report that we are achieving many of our operating objectives without raising the Company's financial risk profile. Our strong product line has been the most obvious source of our strength, and that will always be the key. But it is also important that we maintain strict financial discipline."

According to Mike Hyatt, Thomas Nelson's President, "This quarter is a good example of what Thomas Nelson can do. In Publishing, which accounts for around 85% of our revenue, our top product wasn't a book. Rather, it was a DVD, "Flo the Lyin' Fly," created by author Max Lucado, and developed to appeal to kids. And in Bibles, which is our largest product category, the best seller this quarter was also not a book, but, rather, a CD set."

"The point, of course," stated Mr. Hyatt, "is that we can create new products to address new market opportunities, and we can also take the oldest of our businesses and adapt it to the demands of the modern marketplace. We can do both without diluting our efforts - or our success - in the more traditional areas."

"The quarter saw the continued growth of the religious and inspirational category at the secular retailers. Our sales to general book stores grew at twice the rate of our sales to stores within the Christian Bookseller community," noted Mr. Hyatt.

Mr. Hyatt continued: "As a group, religious book stores remain, by far, our largest sales constituency, and we believe we are the top publishing supplier within that segment. We are committed to helping these stores provide their customers with the best quality products at competitive prices."

Commenting on the Company's outlook, Mr. Moore noted: "While our results continue to improve, the markets in which we operate remain challenging.
In particular, consumers are cautious and price-conscious, causing retailers to be highly selective in their ordering patterns. That trend favors us, since we believe we have the most appealing products in our categories. Our entire management team is committed to keeping us in that position of industry leadership."

Thomas Nelson, Inc. will host a conference call related to this earnings release at 1:30 p.m. CDT on Wednesday, February 2, 2005. Individuals may listen to the call by dialing (800) 289-0518. The confirmation number for the call is 244121. The live broadcast of Thomas Nelson's quarterly conference call will be available online by going to www.thomasnelson.com/news and at www.streetevents.com. The online replay will be available shortly after the call and continue through February 10, 2005.

This news release includes certain forward-looking statements (all statements other than those made solely with respect to historical fact) and the actual results may differ materially from those contained in the forward-looking statements due to known and unknown risks and uncertainties. Any one or more of several risks and uncertainties could account for differences between the forward-looking statements that are made today and the actual results, including with respect to our sales, profits, liquidity and capital position. These factors include, but are not limited to: risks relating to our ability to satisfy regulatory requirements with respect to our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, which requires us to perform an evaluation of our internal control over financial reporting and have our auditor attest to such evaluation; softness in the general retail environment or in the markets for our products; the timing and acceptance of products being introduced to the market; the level of product returns experienced; the level of margins achievable in the marketplace; the collectibility of accounts receivable; the recoupment of royalty advances; the effects of acquisitions or dispositions, the financial condition of our customers and suppliers; the realization of inventory values at carrying amounts; our access to capital; the outcome of any future Internal Revenue Service audits; and the realization of income tax and intangible assets.
These conditions cannot be predicted reliably and the Company may adjust its strategy in light of changed conditions or new information. Thomas Nelson disclaims any obligation to update forward-looking statements.

Thomas Nelson, Inc. is a leading publisher and distributor of products emphasizing Christian, inspirational and family value themes and believes it is the largest publisher of Bibles and inspirational products. For more information, visit our website www.thomasnelson.com.

Thomas Nelson's Common stock and Class B Common stock are listed on the New York Stock Exchange (TNM-NYSE).

                                   ###

                     THOMAS NELSON, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (000's omitted, except per share data, unaudited)

                                        Three Months Ended    Nine Months Ended
                                          December 31,         December 31,
                                       ------------------    ------------------
                                         2004      2003        2004      2003
                                       -------    -------    --------  --------
Net revenues                           $63,355    $56,045    $174,265  $161,705
Costs and expenses:
   Cost of goods sold                   34,983     32,200      99,054    94,251
   Selling, general & administrative    18,818     16,352      50,644    45,999
   Depreciation & amortization             649        563       1,864     1,683
                                       -------    -------    --------  --------
  Total expenses                        54,450     49,115     151,562   141,933
                                       -------    -------    --------  --------
Operating income                         8,905      6,930      22,703    19,772
Other income (expense)                     118       (439)        267      (260)
Interest expense                           148        229         550       716
                                       -------    -------    --------  --------
Income from continuing operations
     before income taxes                 8,875      6,262      22,420    18,796
Provision for income taxes               3,417      2,349       8,632     7,049
Minority interest                            1        (37)          3       (34)
                                       -------    -------    --------  --------
Income from continuing operations        5,457      3,950      13,785    11,781
Discontinued operations:
   Loss on disposal, net of taxes           11        -           (22)     (156)
                                       -------    -------    --------  --------
Net income                             $ 5,468    $ 3,950    $ 13,763  $ 11,625
                                       =======    =======    ========  ========
Weighted average number of shares
    Basic                               14,720     14,403      14,612    14,393
                                       =======    =======    ========  ========
    Diluted                             15,206     15,140      15,087    14,777
                                       =======    =======    ========  ========
Net income per share, Basic:
    Income from continuing operations  $  0.37    $  0.27    $   0.94  $   0.82
    Loss from discontinued operations      -          -           -       (0.01)
                                       -------    -------    --------  --------
Net income (loss) per share            $  0.37    $  0.27    $   0.94  $   0.81
                                       =======    =======    ========  ========
Net income (loss) per share, Diluted:
    Income from continuing operations  $  0.36    $  0.26    $   0.91  $   0.80
    Loss from discontinued operations      -          -           -       (0.01)
                                       -------    -------    --------  --------
    Net income (loss) per share        $  0.36    $  0.26    $   0.91  $   0.79
                                       =======    =======    ========  ========


                     THOMAS NELSON, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                          (000's omitted, unaudited)

                                                        Three Months Ended
                                                            December 31,
                                                        -------------------
                                                          2004       2003
                                                        --------   --------
ASSETS
   Current assets:
     Cash and cash equivalents                          $ 21,007   $  6,319
     Accounts receivable, less allowances of
        $9,147 and $9,459, respectively                   57,992     55,552
     Inventories                                          36,850     35,557
     Prepaid expenses                                     16,527     12,828
     Assets held for sale                                    -        1,615
     Deferred tax assets                                   4,923      5,085
                                                        --------   --------
   Total current assets                                  137,299    116,956

   Property, plant and equipment, net                     13,018     12,188
   Deferred charges                                        1,317      2,080
   Intangible assets                                       1,123        840
   Goodwill                                               29,304     29,304
   Other assets                                            9,197      6,440
                                                        --------   --------
TOTAL ASSETS                                            $191,258   $167,808
                                                        ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
     Accounts payable                                   $ 22,457   $ 20,305
     Accrued expenses                                     10,113      9,991
     Deferred revenue                                      6,394      7,171
     Dividends payable                                       737        576
     Income taxes currently payable                        6,989      3,452
     Current portion of long-term debt                     2,308      3,022
                                                        --------   --------
   Total current liabilities                              48,998     44,517

   Long-term debt, less current portion                      -        2,308
   Long-term taxes payable                                21,890     20,884
   Deferred tax liabilities                                1,021        721
   Other liabilities                                         852        821
   Minority interest                                          12          9
 Shareholders' equity                                    118,485     98,549
                                                        --------   --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $191,258   $167,808
                                                        ========   ========